Exhibit 99.1

FOR IMMEDIATE RELEASE
STONERIDGE, INC. ANNOUNCES REFINANCING OF ITS EXISTING CREDIT FACILITY WITH NEW $275 MILLION SENIOR SECURED REVOLVING CREDIT FACILITY

NOVI, Mich. – November 2, 2023 – Stoneridge, Inc. (NYSE: SRI) announced that, effective today, it has entered into a new three-year $275 million Senior Secured Revolving Credit Facility (the “Facility”) with a group of six banks, led by PNC Capital Markets LLC, BOFA Securities, Inc. and JPMorgan Chase Bank, N.A., as Joint Lead Arrangers. The new Facility replaces the Company’s prior facility that was due to mature in June 2024. The Facility maintains an accordion feature that allows the Company to increase the availability by up to $150 million upon the satisfaction of certain conditions, including the consent of lenders, and has similar leverage and interest coverage ratio covenants as the prior facility.

Matt Horvath, Chief Financial Officer, commented, “We are pleased to announce that our third quarter financial performance, as well as our expectations of continued growth and earnings expansion, enabled us to complete the refinancing of our revolving credit facility this morning. The new Facility extends our maturity date for three years and provides the Company with ample liquidity and flexibility to continue to support our growth. We appreciate the support of our continuing banking partners as well as the addition of several new banks that will support our global growth initiatives.”

Details of the Facility can be found in the Form 8-K that will be filed this morning and can be accessed on the SEC Filings page of the Investors section of the Company’s website, www.stoneridge.com.

Stoneridge, Inc., headquartered in Novi, Michigan, is a global designer and manufacturer of highly engineered electrical and electronic systems, components and modules for the automotive, commercial, off-highway and agricultural vehicle markets. Additional information about Stoneridge can be found at www.stoneridge.com.

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For more information, contact:

Kelly K. Harvey
Director of Investor Relations
Kelly.Harvey@stoneridge.com
248.324.9823